                                                                    Exhibit 99.1

For information:  Scott Lamb
Telephone:  (713) 332-4751                                     December 19, 2003

            KAISER ALUMINUM SIGNS MOU WITH REPUBLIC OF GHANA TO SELL
                            ITS 90% INTEREST IN VALCO

      HOUSTON, Texas, December 19, 2003 -- Kaiser Aluminum announced today that it has executed a Memorandum of Understanding (MOU) to sell its 90% interest in
Volta Aluminium Company Limited (Valco), which owns and operates a primary aluminum smelter in Ghana, to the Republic of Ghana for consideration of between
US$35 million and US$100 million, plus the assumption of all of Kaiser's related liabilities and obligations. The MOU contemplates that the transaction will close by April 30, 2004.

      The consideration will be paid in 2004 and beyond. During 2004, assuming the US$35 million minimum consideration, the Republic of Ghana would pay US$7 million in cash to Kaiser and US$18 million in cash to Valco, thereby reducing
Kaiser's funding to Valco. The remainder of the consideration (a minimum of
US$10 million) will be paid in cash to Kaiser over a five-year period from the closing date. The Republic of Ghana's obligations to Kaiser will be guaranteed by the Bank of Ghana.

      The transaction is subject to due diligence and a number of approvals, including by the President or Cabinet of the Republic of Ghana, the Parliament
of Ghana, the Boards of Directors of Kaiser and of Valco, the U.S. Bankruptcy
Court, and the lenders under Kaiser's Post-Petition Credit Agreement. In addition, the purchase by the Republic of Ghana is subject to Alcoa's right of first refusal pursuant to Valco's corporate governance requirements.

      Under the terms of the MOU, upon the execution of the MOU and the payment by the Republic of Ghana of US$7 million into escrow, the parties will suspend the pending international arbitration. Upon the closing of the transaction, the parties will dismiss the arbitration with prejudice.

      "Kaiser and Ghana have been friends and business partners for 40 years.
Ghana's industrialization in large part began with Kaiser's commitment to the building of the Akosombo power facility. Kaiser is pleased that the transaction provides the opportunity for Valco's majority ownership and economic potential to be transferred to the people of Ghana," said Kaiser President and Chief
Executive Officer Jack A. Hockema.

      Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

                                      F-964

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.
Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware and by
the lenders under Kaiser's Post-Petition Credit Agreement, as well as the satisfaction of the other conditions contained in the definitive documentation providing for the sale. As a result, no assurance can be given as to whether or when the sale will occur.